Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Greg Andrews, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports Fourth Quarter 2008 Operating Results

NORTH MIAMI BEACH, FL; February 25, 2009 -- Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and twelve months ended December 31, 2008.

Financial Highlights

Funds From Operations (FFO) for the three months ended December 31, 2008 was $14.4 million, or $0.19 per diluted share. For the twelve months ended December 31, 2008, FFO was $60.5 million, or $0.81 per diluted share.

FFO for the fourth quarter included $4.4 million, or $0.06 per diluted share, of non-cash impairment losses related primarily to pre-development costs and goodwill.  In addition, FFO for the fourth quarter includes $1.7 million, or $0.02 per diluted share, of non-recurring general and administrative expense primarily comprised of acquisition-related costs and severance benefits.  In the fourth quarter, the Company recorded a provision for income taxes of $1.0 million, or $0.01 per diluted share, associated with a taxable REIT subsidiary and also recognized a gain on the early extinguishment of debt of approximately $1.1 million, or $0.01 per diluted share. The tax provision was primarily a non-cash valuation adjustment to a deferred tax asset.

FFO for the twelve months ended December 31, 2008 also included $32.8 million, or $0.42 per diluted share, of non-cash impairment losses related to our investment in DIM Vastgoed, N.V.

Operating Highlights

For the three months ended December 31, 2008, same-property net operating income declined 1.7% compared to the same period in 2007 due to an unanticipated increase in real estate taxes at several centers.  The assessments were higher than amounts previously accrued during the year.  Excluding this adjustment, our same property net operating income would have been flat for the quarter.

At December 31, 2008, the company’s core operating portfolio occupancy was 92.1%, unchanged on a same-property basis as compared to September 30, 2008 and down 90 basis points on a same-property basis as compared to December 31, 2007.

During the fourth quarter, the company executed 56 new leases totaling 121,797 square feet at an average rental rate of $16.36 per square foot, representing a 6.9% increase over prior rents on a same-space cash basis.  Also during the fourth quarter, the company renewed 80 leases for 231,693 square feet for an average rental rate increase of 10.8% to $16.99 per square foot on a cash basis.  In addition, the company renewed 17 leases for 135,428 square feet subject to tenant renewal options for an average rental rate increase of 8.6% to $9.48 per square foot on a cash basis.

Development and Redevelopment Activities

At December 31, 2008, the Company had approximately $57.9 million of development projects and approximately $8.8 million of redevelopment projects underway.  The estimated remaining cost to complete these projects was approximately $11.7 million.

During the fourth quarter, the company opened a 45,600 square foot Publix at its Sunlake development located in Pasco County, Florida, a suburb of Tampa.  Also during the fourth quarter, the company opened a 50,000 square foot Whole Foods at its Mandarin Landing redevelopment, which is located in Jacksonville, Florida.

Joint Venture

During the quarter, the company sold two additional properties to GRI-EQY I, LLC, an institutional joint venture in which Equity One has a 10% interest. The aggregate gross sales price for these two properties was approximately $24.4 million.  The company recognized a net gain on the sale of approximately $3.0 million that is included in net income, but not in FFO.

Balance Sheet Highlights

At December 31, 2008, the company’s total market capitalization equaled $2.4 billion, comprising 76.3 million shares of common stock (on a diluted basis) valued at $1.3 billion, and $1.1 billion of net debt (excluding any unamortized/unaccreted fair market debt premium/discount and net of cash).  Its ratio of net debt to total market capitalization was 43.9% and its ratio of net debt to gross real estate and securities investments was 49.6%.

During the three months ended December 31, 2008, the company purchased $20.3 million of its unsecured senior notes with varying maturities, generating a gain on the early extinguishment of debt of $1.3 million.

At December 31, 2008, the company had cash and available-for-sale securities (excluding common stock in DIM Vastgoed, N.V.) totaling $134.2 million.

Investment in DIM Vastgoed, N.V.

Subsequent to year end, Equity One acquired approximately 1.2 million ordinary shares of DIM Vastgoed, N.V. (DIM), a Dutch investment company that owns 21 shopping centers in the Southeastern U.S.  Equity One issued 866,373 shares of common stock to the seller of the DIM shares.  In addition, Equity One agreed to buy another approximately 0.8 million shares of DIM for cash or stock on or before January 1, 2011 and, in connection with this agreement, acquired current voting rights over these shares.  As a result of these transactions, and taking into account the company’s previous holdings of DIM common stock, Equity One has voting control of approximately 74.6% of DIM’s outstanding ordinary shares.

First Quarter 2009 Dividend Declared

On February 24, 2009, the Company’s Board of Directors declared a cash dividend of $0.30 per share of its common stock for the quarter ending March 31, 2009, payable on March 31, 2009 to stockholders of record on March 16, 2009. The $0.30 per share dividend represents an annualized rate of $1.20 per share.

FFO and Earnings Guidance

The company expects FFO per diluted share to be $1.20 to $1.30 for the year ending December 31, 2009.  The Company's 2009 guidance is based upon management's assumption that same-property NOI growth will be -1% to -3%. Included in the company’s 2009 FFO guidance is approximately $0.05 per diluted share of gains on early extinguishment of debt realized in the first quarter of 2009 and expected gains from land sales of $0.05 per diluted share.

The following table provides the reconciliation of the range of estimated net income available to common stockholders per diluted share to estimated FFO per diluted share for the full year 2009:

Per Diluted Share:	Low	High
Estimated net income attributable to Equity One	$0.53	$0.63
Adjustments:
Rental property depreciation and amortization including pro rata share of joint ventures	0.67	0.67
Estimated Funds from Operations (FFO) attributable to Equity One	$1.20	$1.30

ACCOUNTING AND OTHER DISCLOSURES

We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs.  The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure.  Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance.  FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance.  We believe net income is the most directly comparable GAAP measure to FFO.

CONFERENCE CALL/WEB CAST INFORMATION

We will host a conference call on Thursday, February 26, 2009 at 9:00 a.m. EST to review the 2008 fourth quarter and full year earnings and operating results.  Stockholders, analysts and other interested parties can access the earnings call by dialing 866-314-4483 (U.S./Canada) or 617-213-8049 (international) using pass code 61113801.  The call will also be web cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net.

If you are unable to participate during the call, a replay will be available on Equity One’s web site for future review.  You may also access the telephone replay by dialing 888-286-8010 (U.S./Canada) or 617-801-6888 (international) using pass code 50535774 through March 5, 2009.

FOR ADDITIONAL INFORMATION

For a copy of our fourth quarter supplemental information package, please access the “Investors” section of our web site at www.equityone.net. To be included in our e-mail distributions for press releases and other company notices, please send your e-mail address to Michele Villano at mvillano@equityone.net.

ABOUT EQUITY ONE, INC.

As of December 31, 2008, Equity One owned or had interests in 160 properties, consisting of 146 shopping centers comprising approximately 16.0 million square feet, four projects in development/redevelopment, six non-retail properties, and four parcels of land.  Additionally, Equity One had joint venture interests in twelve shopping centers and one office building totaling approximately 1.9 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws.  Although Equity One believes that the expectations reflected in such forward-looking statements is based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2008 and December 31, 2007
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Properties:
Income producing	$1,900,513	$2,047,993
Less: accumulated depreciation	(196,151)	(172,651)
Income-producing property, net	1,704,362	1,875,342
Construction in progress and land held for development	74,371	81,574
Properties held for sale	-	323
Properties, net	1,778,733	1,957,239

Cash and cash equivalents	5,355	1,313
Cash held in escrow	-	54,460
Accounts and other receivables, net	12,209	14,148
Investment and advances in unconsolidated joint ventures	11,745	-
Securities	160,585	72,299
Goodwill	11,845	12,496
Other assets	55,791	62,429
TOTAL ASSETS	$2,036,263	$2,174,384

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$371,077	$397,112
Unsecured revolving credit facilities	35,500	37,000
Unsecured senior notes payable	657,913	744,685
	1,064,490	1,178,797
Unamortized/unaccreted discount/premium on notes payable	5,225	10,042
Total notes payable	1,069,715	1,188,839
Other liabilities
Accounts payable and accrued expenses	27,778	30,499
Tenant security deposits	8,908	9,685
Other liabilities	19,375	28,440
Total liabilities	1,125,776	1,257,463
Minority interest	989	989

Commitments and contingencies	-	-

Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	-	-
Common stock, $0.01 par value – 100,000 shares authorized 76,198 and 73,300 shares issued and outstanding for 2008 and 2007, respectively	762	733
Additional paid-in capital	967,514	906,174
(Distributions in excess of earnings)/retained earnings	(36,617)	17,987
Accumulated other comprehensive loss	(22,161)	(8,962)
Total stockholders’ equity	909,498	915,932
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,036,263	$2,174,384

EQUITY ONE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2008 and 2007
(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUE:
Minimum rent	$44,258	$47,531	$183,412	$189,422
Expense recoveries	13,294	12,583	51,927	53,324
Percentage rent	98	384	1,901	2,200
Management and leasing services	467	74	1,789	1,163
Total revenue	58,117	60,572	239,029	246,109
COSTS AND EXPENSES:
Property operating	17,399	16,569	64,384	62,755
Rental property depreciation and amortization	10,825	12,029	45,527	45,989
General and administrative	9,614	6,118	31,957	28,200
Total costs and expenses	37,838	34,716	141,868	136,944
INCOME BEFORE OTHER INCOME AND EXPENSE, MINORITY INTEREST AND DISCONTINUED OPERATIONS	20,279	25,856	97,161	109,165

OTHER INCOME AND EXPENSE:
Investment income	2,197	381	10,332	7,321
Equity in (loss) income in unconsolidated joint ventures	(137)	-	108	-
Other income	251	42	967	310
Interest expense	(14,273)	(16,964)	(60,851)	(66,520)
Amortization of deferred financing fees	(361)	(444)	(1,629)	(1,678)
(Loss) on sale of fixed assets	-	-	-	(283)
Impairment loss	(4,855)	(430)	(37,543)	(430)
Gain on sale of real estate	3,031	27	21,542	2,018
Gain on extinguishment of debt	1,099	-	6,473	-

INCOME BEFORE MINORITY INTEREST, INCOME TAXES AND DISCONTINUED OPERATIONS	7,231	8,468	36,560	49,903

(Provision)/benefit for income taxes	(1,088)	1	(1,015)	272
Minority interest	(28)	(28)	(112)	(112)
INCOME FROM CONTINUING OPERATIONS	6,115	8,441	35,433	50,063

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold	23	(38)	132	(82)
(Loss) gain on disposal of income-producing properties	(7)	17,429	(557)	19,404
Income (loss) from discontinued operations	16	17,391	(425)	19,322
NET INCOME	$6,131	$25,832	$35,008	$69,385

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$0.08	$0.11	$0.48	$0.68
Discontinued operations	-	0.24	(0.01)	0.27
	$0.08	$0.35	$0.47	$0.95
Number of Shares Used in Computing Basic Earnings per Share	76,070	73,164	74,075	73,091

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.08	$0.11	$0.48	$0.68
Discontinued operations	-	0.24	(0.01)	0.27
	$0.08	$0.35	$0.47	$0.95
Number of Shares Used in Computing Diluted Earning per Share	76,199	73,486	74,222	73,362

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds from Operations

The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Net income	$6,131	$25,832	$35,008	$69,385
Adjustments:
Rental property depreciation and amortization, including discontinued operations	10,825	12,323	45,586	47,514
Gain on disposal of depreciable real estate	(3,024)	(16,912)	(21,027)	(18,885)
Loss on sale of fixed assets	-	-	-	283
Pro rata share of real estate depreciation from unconsolidated joint ventures	419	-	810	-
Minority interest	28	28	112	112
Funds from operations	$14,379	$21,271	$60,489	$98,409

Funds from Operations is a non-GAAP financial measure.  We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs.

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share, to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Earnings per diluted share	$0.08	$0.35	$0.47	$0.95
Adjustments:
Rental property depreciation and amortization, including discontinued operations	0.14	0.17	0.61	0.65
Gain on disposal of depreciable real estate	(0.04)	(0.23)	(0.28)	(0.26)
Loss on sale of fixed assets	-	-	-	0.00
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	-	0.01	-
Minority interest	-	-	-	-
Funds from operations per diluted share	$0.19	$0.29	$0.81	$1.34